EXHIBIT 107.1
Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Sila Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$50,000,000	(1)	$0.0001476	$7,380	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	50,000,000
Total Fees Due for Filing				7,380
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$7,380

(1)    Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $50,000,000.00 in value of shares of common stock, par value $0.01 per share.
(2)    Calculated at $147.60 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.